Exhibit 4.23
James Hardie Industries N.V.
Australian Council of Trade Unions
Unions New South Wales
Bernard Douglas Banton

DEED OF RELEASE -
UNIONS AND BANTON

CONFORMED COPY

THIS DEED is made on 21 December 2005 between:
1.	James Hardie Industries N.V. ARBN 097 829 895 incorporated in the Netherlands and with its Australian registered office at Level 3, 22 Pitt Street, Sydney (JHINV)

2.	Australian Council of Trade Unions of Level 2, 393 Swanston Street, Melbourne in the State of Victoria (ACTU)

3.	Unions New South Wales, of 10th Floor, 377-383 Sussex Street, Sydney in the State of New South Wales (Unions NSW)

4.	Bernard Douglas Banton of 133-7 Parramatta Road Granville, NSW, as the authorised representative of the Asbestos Victims Groups named in Schedule 1 to this Deed
RECITALS
A.	This deed is entered into by the Parties described above in the following context (some of the expressions used in these recitals being defined in clause 1 of this deed):
(a)	in February 2004, the NSW Government established the Jackson Inquiry;

(b)	in September 2004, the Jackson Inquiry found that the MRCF was, and is, underfunded in the sense that Amaca and Amaba, being two former subsidiaries of JHIL which are now owned by MRCF, will not over time have sufficient funds and other assets to meet their anticipated future liabilities:
•	to sufferers of Asbestos disease as a result of exposure to Asbestos dust and fibre in Australia whilst in their employ or from products manufactured by Amaca or Amaba or otherwise from their Asbestos activities; and

•	to the relatives or estates of such sufferers,
and associated costs and expense;
(c)	in July 2004, JHINV had proposed to the Jackson Inquiry that, on certain conditions, its directors would recommend that shareholders approve the provision of additional funding to provide for the present and future liabilities of Amaca and Amaba to such sufferers of Asbestos related disease;

(d)	the ABN 60 Foundation is the holding company of ABN 60, the former parent company of the James Hardie group, which may be alleged to have Asbestos- related personal injury liabilities arising from its own activities and from the activities of Amaca and Amaba, and has (or had) payment obligations to Amaca and Amaba under a deed of covenant and indemnity between them dated 16 February 2001;

(f)	the NSW Government requested the ACTU, Unions NSW and Banton to conduct negotiations with JHINV in order to resolve the underfunding of the MRCF, and subsequently the NSW Government also took part in those negotiations;

(g)	in those negotiations, the principal objective of the Initial Negotiating Parties, for different reasons, was to achieve a binding agreement intended to ensure that sufficient funding is made available by the JHINV Group to fully compensate, after taking into account the existing assets of the Liable Entities, on an agreed basis, all proven current and future Australian Asbestos personal injury and death Claimants against the Liable Entities;

(h)	on 21 December 2004, the Initial Negotiating Parties entered into a non-binding Heads of Agreement which set out the agreed position of the Initial Negotiating Parties in relation to the principles on which the binding agreement would be based and the key standing considerations relevant to implementing those principles to be reflected in that binding agreement;

(i)	on or about the date of this deed, the NSW Government, JHINV and the Performing Subsidiary entered into a deed (the “Final Funding Agreement”) which set out the agreed position of those persons in relation to the basis on which, subject to the satisfaction or waiver of the conditions set out in the Final Funding Agreement, JHINV and/or the Performing Subsidiary will provide funding on a long-term basis to the Fund;

(j)	the JHINV Group has asserted that it has suffered damage to business operations and sales from boycotts and other actions in relation to the distribution and sale of its products in Australia and in other places throughout the world and is or was subject to a number of threats relating to future action, and the JHINV Group has sought to establish that its business operations and sales would no longer be affected by those boycotts and other actions or the threat of them; and

(k)	the Fund is to be established under the laws of New South Wales as required under clause 4.1 of the Heads of Agreement and it is a condition of the Final Funding Agreement that the Trustee becomes a party to the Final Funding Agreement prior to the Commencement Date.
B.	The Parties enter into this deed to reflect:
(a)	their formal and legally binding agreement in relation to the releases described in clause 9.2 of the Heads of Agreement,

(b)	the agreed basis of further actions by the Parties in relation to the lifting of boycotts, as anticipated in clause 16 of the Heads of Agreement; and

(c)	the agreed basis on which public statements may be made in relation to the circumstances leading up to the signing of this Deed by the Parties and the Final Funding Agreement by the parties thereto, consistent with the arrangements applicable under clauses 16.1 and 19 of the Heads of Agreement.
THIS DEED WITNESSES that the parties agree to the following:
1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Deed and unless the context requires otherwise, terms defined in the Principal Agreement bear their corresponding meaning and:

ABN 60 means ABN 60 Pty Limited (ABN 60 000 009 263).

ABN 60 Foundation means ABN 60 Foundation Pty Ltd (ACN 106 266 611).

Amaba means Amaba Pty Limited (ABN 98 000 387 342).

Amaca means Amaca Pty Limited (ABN 49 000 035 512).

Asbestos means the fibrous form of those mineral silicates that belong to the serpentine or amphibole groups of rock-forming minerals, including actinolite, amosite (brown asbestos), anthophyllite, chrysotile (white asbestos), crocidolite (blue asbestos) and tremolite.

Asbestos Support Groups means each of The Asbestos Diseases Foundation of Australia, Asbestos Diseases Society of Australia Inc, The Asbestos Victims Association of South Australia, Queensland Asbestos Related Disease Support Society, Gippsland Asbestos Related Disease Support Inc, and Asbestos Diseases Society of Victoria.

“Associated Person” means:
(a)	in relation to the ACTU, each union affiliated to the ACTU and each of its and their officers, members and employees;

(b)	in relation to Unions NSW, each union affiliated to Unions NSW and each of it and their officers, members and employees;

(c)	in relation to Banton, each of the Asbestos Support Groups; and

(d)	in relation to JHINV or a Liable Entity, means each of its past and present directors, officers, employees, agents or advisers.
Banton means Bernard Douglas Banton of 133-7 Parramatta Road Granville, in the State of New South Wales, as the designated representative of the Asbestos Support Groups.

Business Day means a day (not being a Saturday or a Sunday) on which banks are open for general banking business in Sydney.

Civil Liability means any and all civil liability.

Commencement Date has the meaning given in the Final Funding Agreement.

Controlled Entity has the meaning given in the Final Funding Agreement.

Corporations Act means the Corporations Act 2001 (Cth).

Court means a court or tribunal in Australia having jurisdiction to hear and determine common law personal injury and death claims arising from exposure to Asbestos.

Deeds of Covenant and Indemnity means:
(a)	the deed of that name dated 16 February 2001 and entered into between JHIL, Amaba and Amaca and any amendments thereto (including without limitation pursuant to the amending deed dated 10 September 2001); and

(b)	the Deed of Covenant Indemnity and Access between JHINV and ABN 60 dated 31 March 2003 and any amendments thereto.
Final Funding Agreement has the meaning given in Recital A(i).

Final Funding Agreement Date means the date on which the Final Funding Agreement is executed by JHINV and the NSW Government.

Fund means the Trustee in its capacity as trustee of the Asbestos Injury Compensation Foundation to be established pursuant to the Trust Deed.

Heads of Agreement means the non-binding agreement entered into on 21 December 2004 between the Initial Negotiating Parties.

Initial Negotiating Parties means each of JHINV, the NSW Government, the ACTU, Unions NSW and Banton.

Jackson Inquiry means the inquiry referred to in paragraph (a) of recital A.

JHIL means the company formerly known as James Hardie Industries Limited (now ABN 60).

JHINV Group means JHINV and its Controlled Entities, excluding the Fund and any of the Liable Entities, if they become such Controlled Entities.

“Jackson Inquiry” means the Special Commission of Inquiry into the Medical Research and Compensation Foundation established by the NSW Government in February 2004.

Liable Entities means Amaca, Amaba and ABN 60.

“MRCF” means the Medical Research & Compensation Foundation (ABN 21 095 924 137).

Notice has the meaning given to it in clause 11.

Other Governments means each of the Australian government and the governments of the states and territories of Australia other than the NSW Government.

Parties means the parties to this Deed.

Performing Subsidiary means LGTDD Pty Limited or any other subsidiary of JHINV validly nominated under clause 6.2 of the Final Funding Agreement to perform the obligations of the Performing Subsidiary under that deed.

Person includes any general partnership, limited partnership, corporation, limited liability company, joint venture, trust, business trust, governmental agency, co- operative, association, individual or other entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such a person as the context may require.
“Final Funding Agreement” means the deed of that name dated on or about the date of this Deed, the initial parties to which are JHINV, the Performing Subsidiary and the NSW Government.

“Released Claims” of a Person means any Civil Liability the Person has or may have arising from or relating to:
(i)	the underfunding of the MRCF; or

(ii)	the Jackson Inquiry; or

(iii)	all Relevant Matters; or

(iv)	any bans, boycotts or other action in place as a result of the Relevant Matters on any products manufactured, distributed or sold by any member of the JHINV Group, save that no ban, boycott or any other action shall comprise a Released Claim to the extent it:
(A)	is new or is put into place after the Final Funding Agreement Date; or

(B)	persists or continues in place on or after 1 January 2006.
“Released Party” means the ACTU, Unions NSW and Banton.

“Relevant Matters” means all matters in connection with:
(a)	the establishment and any underfunding or funding of the MRCF and the February 2001 ABN 60 group corporate reorganisation (including, without limitation, the transfer of the Liable Entities out of the group, representations made to incoming directors of the Liable Entities and other third parties regarding the Liable Entities and their assets and liabilities, the media releases of ABN 60 of 16 February 2001 and of JHINV of 29 and 30 October 2003 and any statements made in relation to any of the foregoing matters);

(b)	the Deeds of Covenant and Indemnity;

(c)	the transfers of assets, and the dividends and management fees paid, by the Liable Entities as described in the report of the Jackson Commission;

(d)	the August to October 2001 ABN 60 group corporate reorganisation (including without limitation the scheme of arrangement in relation to ABN 60 of August to October 2001, the contemporaneous reduction of capital of (and cancellation of fully paid ordinary shares in) ABN 60 and subscription by JHINV for partly paid shares in ABN 60, the subsequent cancellation of those partly paid shares in ABN 60 in March and April 2003 and representations to third parties and the court) any statements made by any person in relation to any of the foregoing matters;

(e)	the transfer of assets from ABN 60 to JHINV, the establishment of the ABN 60 Foundation Limited and ABN 60 Foundation Trust, and the allotment of fully paid shares in ABN 60 to ABN 60 Foundation Limited. (f).
Trust Deed means the trust deed for the Fund.

1.2	Trustee means the trustee of the Fund from time to time, initially being Asbestos Injuries Compensation Fund Limited.

1.3	Interpretation

In this Deed, unless the context otherwise requires:
(a)	headings are for convenience only and do not affect the interpretation of this agreement;

(b)	words importing the singular include the plural and vice versa;

(c)	words importing a gender include any gender;

(d)	other parts of speech and grammatical forms of a word or phrase defined in this agreement have a corresponding meaning;

(e)	an expression importing a natural person includes any company, partnership, joint venture, association, corporation or other body corporate and vice versa;

(f)	a reference to any thing (including, but not limited to, any right) includes a part of that thing;

(g)	a reference to a party to a document includes that party’s successors and permitted assigns;

(h)	a reference to a statute, regulation, proclamation, ordinance or by-law includes all statutes, regulations, proclamations, ordinances or by-laws varying, consolidating or replacing it, and a reference to a statute includes all regulations, proclamations, ordinances and by-laws issued under that statute; and

(i)	a reference to a document or agreement includes all amendments or supplements to, or replacements or novations of, that document or agreement.
2	RELEASE BY JHINV AND THE LIABLE ENTITIES

2.1	With effect from the Final Funding Agreement Date, JHINV hereby frees, releases and discharges each Released Party and each Associated Person of each Released Party from all Released Claims and shall procure to the extent it is able to that each of its Associated Persons release each of the Released Parties and each Associated Person from all Released Claims.

2.2	The parties acknowledge that the Released Parties hold the benefit of the releases in favour of each Associated Person of each Released Party set out in clause 2.1 on trust for that Associated Person.

2.3	Nothing in this Deed can be taken as an admission by any of the Released Parties that it or he has had any role in organising or procuring any unlawful action.

2.4	The Parties agree that the Liable Entities may, by executing a deed of accession, agree to provide releases in favour of the Released Persons having the same scope as those given by JHINV under this deed.

2.5	In consideration for the releases described in clause 2.1:
(a)	the ACTU agrees, if requested by JHINV, that it will:
(i)	write to persons persisting in bans or boycotts with respect to JHINV’s products requesting that such bans or boycotts be lifted;

(ii)	participate in discussions with JHINV and such persons to seek the lifting of such bans or boycotts;
(b)	Unions NSW agrees, if requested by JHINV, that it will:
(i)	write to persons persisting in bans or boycotts in New South Wales with respect to JHINV’s products requesting that such bans or boycotts be lifted;

(ii)	participate in discussions with JHINV and such persons to seek the lifting of such bans or boycotts
2.6	The obligations in clause 2.5 will not apply while the release from civil liability applicable to JHINV and certain related persons of JHINV (as contemplated in the Final Funding Agreement) have been validly suspended.

3	BOYCOTTS

3.1	From the Final Funding Agreement Date, each of the ACTU, Unions NSW and Banton agrees to use its or his best endeavours to achieve forthwith the lifting of all bans or boycotts on any products manufactured, produced or sold by any member of the JHINV Group.

3.2	Subject to clause 3.4, the obligation of each of the ACTU, Unions NSW and Banton shall be a continuing obligation whilever any bans or boycotts remain in place.

3.3	It is agreed that the endeavours required of the ACTU, Unions NSW and Banton under this clause 3 will be limited by the extent to which individuals and organisations which may have imposed those bans or boycotts can be influenced by ACTU, Unions NSW or Banton using their best endeavours to achieve the lifting of such bans or boycotts.

3.4	The obligations of the ACTU, Unions NSW and Banton under this clause 3 shall be suspended during any period in which JHINV is in breach of its obligations under the Final Funding Agreement and that breach has not been remedied.

3.5	Nothing in this Deed is intended to or does constrain the rights of the ACTU and Unions NSW or any of their Associated Persons to act in a way which is otherwise lawful.

4	CONFIDENTIALITY

4.1	Subject to clause 4.2, each party shall keep the terms of this Deed confidential.

4.2	A party may make any disclosures in relation to this Deed as set out in the Annexure or as necessary to:
(a)	its related bodies corporate, professional advisors, bankers, financial advisors and financiers, if those persons undertake to keep the information disclosed confidential;

(b)	comply with any applicable law or requirement of any regulatory body (including any relevant stock exchange) or to comply with the terms of the Final Funding Agreement;

(c)	any of its employees to whom it is necessary to disclose the information, on receipt of an undertaking from that employee to keep the information confidential; or

(d)	to gain necessary approvals for the purpose of entering into this deed provided that for any disclosure other than those described in paragraphs (a) to (c) above, the recipient is informed at the time of such disclosure that confidentiality restraints apply in relation to the information disclosed; or

(e)	on and from the time James Hardie has publicly released an explanatory memorandum in relation to the proposal set out in the Final Funding Agreement, to any of its Associated Persons to whom it is necessary to disclose the information, on receipt of an undertaking from that Associated Person to keep the information confidential.
5	DEED MAY BE USED IN COURT
Except in relation to a breach of this Deed and the continuing obligations of the parties pursuant to this Deed, this Deed may be pleaded as a full and complete defence by any party to any actions, suits, or proceedings commenced, continued or taken by another party or on its behalf in connection with any of the matters referred to this Deed.
6	GOVERNING LAW
This Deed shall be construed in accordance with and be governed by the laws of the State of New South Wales and the parties agree that the court system of that State will be forum of choice in relation to this Deed.
7	ENTRY INTO DEED
The parties acknowledge that this Deed is voluntarily entered into and that each party has obtained their own legal advice concerning its terms.
8	SEVERANCE
If any provision of this Deed is held to be invalid or unenforceable for any reason, it will, to the extent that it is invalid or unenforceable, be treated as severed from this Deed and will not affect the remaining provisions of this Deed.

9	VARIATION OF DEED
This Deed may only be varied or replaced by a deed duly executed by each of the parties.
10	COUNTERPARTS
This Deed may be executed in any number of counterparts and all counterparts, taken together, constitute one instrument. A party may execute this Deed by executing any counterpart.
11	NOTICES

11.1	A notice, approval, consent, nomination or other communication (Notice) to a person relating to this deed:
(i)	must state that it is a notice relating to this deed;

(ii)	shall state the relevant clause in this deed to which the notice relates, provided that any such failure to comply with this requirement shall not affect the validity of any such notice;

(iii)	must be in legible writing; and

(iv)	must be in English.
11.2	If the Notice is to either or both of JHINV and/or the Performing Subsidiary then it must be addressed as follows:

Name:	James Hardie Industries NV

Attention:	The Chairman and The Chief Financial Officer

Address:	Level 3, 20 Pitt Street, Sydney NSW 2000

Facsimile:	+ 61 2 8274 5218
11.3	If the Notice is to the NSW Government then it must be addressed as follows:

Name:	The State of New South Wales, c/- The Cabinet Office

Attention:	Deputy Director-General (Legal)

Address:	Level 39, Governor Macquarie Tower, Farrer Place, Sydney, NSW 2000

Facsimile:	+61 2 9228 3062
with copies to, if the NSW Government has appointed a Director or any Directors, to each such Director as notified to the Trustee from time to time by such Director.

11.4	If the Notice is to the ACTU then it must be addressed as follows:

Name:	Australian Council of Trade Unions

Attention:	The Secretary

Address:	Level 2, 393 Swanston St, Melbourne, Victoria 3000

Facsimile:	03 9663 8220
11.5	If the Notice is to Unions NSW then it must be addressed as follows:

Name:	Unions NSW

Attention:	The Secretary

Address:	10th Floor, 377 – 388 Sussex St, Sydney, 2000

Facsimile:	02 9261 305
11.6	If the Notice is from a corporation then an officer of that corporation must sign the Notice.

11.7	Notice is sent by the sender and received by the receiver:
(i)	if the Notice is hand delivered, upon delivery to the receiving Party;

(ii)	if the Notice is sent by facsimile, upon the successful completion of the relevant transmission;

(iii)	if the Notice is sent by registered mail within Australia, 2 Business Days after the registration of the notice of posting; and

(iv)	if the Notice is sent by ordinary mail within Australia, 3 Business Days from and including the date of postage.
11.8	For the avoidance of doubt, Notice shall not be sent by electronic email.

11.9	In this clause 11, a reference to a Party receiving a Notice includes a reference to the receiver’s officers, agents or employees.

11.10	A Party may vary any of the details relating to it contained in this clause 11 at any time by Notice to the other Parties.

11.11	Where a Notice to a Party must be copied to another Person, each such Notice must be despatched on the same day (but any failure to comply with this clause 11.11 shall not affect the validity of any such Notices).

11.12	Court action shall not be commenced by any party to the Deed with respect to any alleged breach of this Deed until 10 Business Days have elapsed after the giving of Notice to each of the ACTU and Unions NSW containing particulars of the alleged breach and an invitation to rectify the breach.

EXECUTED by the parties as a Deed:
EXECUTED by
JAMES HARDIE INDUSTRIES NV

/s/ Russell Chenu	)	/s/ Benjamin Butterfield
Signature of Director	)	Signature of Director/Secretary

Russell Chenu		Benjamin Butterfield
Name of Director		Name of Director/Secretary

EXECUTED on behalf of
THE AUSTRALIAN COUNCIL OF TRADE UNIONS by:
(ACN 008 394 509):
/s/ K J Fowlie	)	/s/ Gregory Combet
Signature of witness	)	Signature of Secretary
K J FOWLIE		GREGORY COMBET

Name of witness		Name of Secretary

EXECUTED on behalf of
UNIONS NEW SOUTH WALES by:
(ACN 008 394 509):
/s/ K J Fowlie	)	/s/ Mark Lennon
Signature of witness	)	Signature of Assistant Secretary
K J FOWLIE		MARK LENNON

Name of witness		Name of Assistant Secretary

Signed by
BERNARD DOUGLAS BANTON
in the presence of:
/s/ Kwan Cui		/s/ Bernie Banton

Witness		Bernie Banton
KWAN CUI

Name